Exhibit 5.1

September 22, 2014

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale (the “Offering”) by the Partnership of 7,700,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to an Underwriting Agreement, dated as of September 17, 2014 (the “Underwriting Agreement”), among Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters set forth in Schedule 1 thereto (the “Underwriters”) and the Partnership; (ii) the filing of the Partnership’s shelf registration statement on Form S-3 (Registration No. 333-185192) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on November 29, 2012, relating to the public offering of an indeterminate aggregate offering price of Common Units and other securities of the Partnership pursuant to Rule 415 of the Securities Act, which automatically became effective upon filing, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its filing, as amended (the “Registration Statement”); (iii) the filing with the SEC of the Partnership’s preliminary prospectus supplement, dated September 16, 2014, and the base prospectus included in the Registration Statement at the time of its filing that omits Rule 430 information, in the form filed with the SEC on September 16, 2014 pursuant to Rule 424(b)(3) under the Act and accepted by the SEC with a filing date of September 16, 2014 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Partnership’s final prospectus supplement, dated September 17, 2014, and the base prospectus included in the Registration Statement at the time of its filing that omits Rule 430 information, in the form filed with the SEC on September 18, 2014 pursuant to Rule 424(b)(5) under the Act and accepted by the SEC with a filing date of September 18, 2014 (the “Prospectus”).

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement, (ii) the Registration Statement, (iii) the Preliminary Prospectus, (iv) the Prospectus, (v) the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), (vi) the resolutions of the Board of Directors of Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of the Partnership (the “General Partner”), and the committees thereof, relating to the Offering and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable.

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
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The opinion expressed is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.